Exhibit 10.25

Brighthouse Financial, Inc.
Summary of Supplemental Death Benefit Only Plan

The following is a summary of the material terms of the Brighthouse Services, LLC (the “Company”) ICOLI Supplemental Death Benefit Only Plan (the “Plan”) adopted by the Company on December 21, 2022, and effective as of January 1, 2023.

Purpose

The purpose of the Plan, which is sponsored by the Company, is to provide a single lump sum death benefit to a designated beneficiary if the participant dies while employed by the Company.

Eligibility to Participate in the Plan

Employees are eligible to participate in the Plan if selected by the Company as a participant. To become a participant, the employee must consent to the Company’s purchase of life insurance on their life by completing and signing the form that is presented to the employee by the Company. If the employee revokes their consent, their eligibility to participate in the Plan will terminate. The Company has the sole discretion to establish other participation requirements for the Plan.

Death Benefit

If the employee is a participant in the Plan and dies while employed by the Company, their beneficiary (described below) will be entitled to receive a taxable death benefit payment equal to $350,000. The Company will pay the net amount after tax withholding, if any, in a single lump sum payment within sixty (60) days following their death, provided that the Company has been notified of their death promptly.

No benefit shall be distributed if the employee commits suicide within two (2) years after the date of this Plan, or if the Plan administrator determines that the employee made material misstatements of fact on an application (or part thereof) for life insurance.

Forfeitures

The beneficiary’s right to the death benefit provided under the Plan shall be forfeited if the participant is not employed with the Company at the time of death. In addition, no death benefit is payable upon the employee’s death if for any reason the employee ceases to be a participant in the Plan prior to their death.

The beneficiary shall forfeit the employee’s Plan death benefit if he or she fails to provide the death certificate to the Company. In addition, if no beneficiary claims the employee’s death benefit within two (2) years following their death, the death benefit shall be forfeited. No earnings shall be credited on the death benefit from the date of the employee’s death to the date payment is made to their beneficiary.

Exhibit 10.25
Beneficiary

The employee’s Plan benefit will be paid to the beneficiary designated by them or as otherwise determined under the basic Company-paid life insurance plan sponsored by the company.

Taxation

The death benefit paid to the employee’s beneficiary is subject to federal income tax. The tax rules of the state and locality where the beneficiary lives will determine whether the death benefit is subject to state or local taxes when made.

Amount of Benefits Not Guaranteed or Insured

The Plan’s death benefit will be paid to the employee’s beneficiary from the Company’s general assets. No trust is being established nor is there any other funding occurring to pay death benefits under the Plan. In the event the Company were to become insolvent or bankrupt, the Company’s assets would be subject to the claims of its creditors. In such event, the employee’s beneficiary would be a general unsecured creditor and payment of the death benefit would depend upon the amount, if any, that is payable to general unsecured creditors.

Plan Amendment and Termination

This Plan may be amended or terminated by the Plan administrator at any time in his or her sole discretion.